Exhibit 99.1

Tilly’s, Inc. Announces Second Quarter Fiscal 2016 Results
Introduces Third Quarter Fiscal 2016 Outlook
Second Quarter Net Sales at $136.4 Million; Comp Store Sales Increased 0.9%
Second Quarter Net Income per Share of $0.05

Irvine, CA – August 24, 2016 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the second quarter (three months) and first half (six months) of fiscal 2016 ended July 30, 2016.

“Our second quarter comp sales and operating income exceeded our outlook ranges and we ended the quarter with inventory down 7% on a per square foot basis," stated Ed Thomas, President and Chief Executive Officer. "We are focused as a management team on continuing these directional improvements. Our back-to-school results have been mixed, but we believe our merchandise assortment is well positioned for the season.”

Second Quarter Results Overview
The following comparisons refer to operating results for the second quarter of fiscal 2016 versus the second quarter of fiscal 2015 ended August 1, 2015:

•	Total net sales were $136.4 million, an increase of 5% over last year.

•	Comparable store sales, which include e-commerce sales, increased 0.9%.

•
Gross profit was $38.8 million, a 6.1% increase from $36.6 million last year. Gross margin, or gross profit as a percentage of net sales, improved 40 basis points to 28.5% compared to 28.1% last year. This 40 basis point increase in gross margin was attributable to a 70 basis point improvement in buying, distribution and occupancy costs, partially offset by a 30 basis point decline in product margins from increased markdowns. Occupancy costs were lower than expected due to a lease assignment and certain other lease negotiations.

•
Selling, general and administrative expenses ("SG&A") were $36.6 million, up $1.1 million from $35.5 million last year. This increase was primarily due to increased store payroll dollars associated with 9 net new stores and minimum wage increases, which offset expense reductions in other areas. As a percentage of net sales, total SG&A improved 50 basis points to 26.8% from 27.3% last year. This rate improvement was primarily driven by the combination of more efficient marketing spend and reductions in corporate office payroll, stock compensation, and various other smaller expenses as a percentage of sales.

•
Operating income was $2.2 million, or 1.6% of net sales, compared to $1.1 million, or 0.8% of net sales, last year. The 80 basis point increase in our operating results was primarily attributable to higher gross profit and reduced SG&A as a percentage of net sales, as noted above.

•
Net income was $1.4 million, or $0.05 per diluted share, compared to $0.6 million, or $0.02 per diluted share, last year. Our effective tax rate was 38.3% compared to 49.7% last year, primarily due to the tax impact of discrete items related to restricted stock and stock option expirations.

First Half Results Overview
The following comparisons refer to operating results for the first half of fiscal 2016 versus the first half of fiscal 2015 ended August 1, 2015:

•	Total net sales were $256.6 million, an increase of 2.6% over last year.

•	Comparable store sales, which include e-commerce sales, decreased 1.4%.

•
Gross profit was $71.4 million, a 1.7% decrease from $72.6 million last year. Gross margin, or gross profit as a percentage of net sales, was 27.8% compared to 29.0% last year. This 120 basis point decrease in gross margin was attributable to two factors: 1) a 60 basis point decline in product margins as a result of increased markdowns: and 2) a 60 basis point increase in occupancy costs due to the negative sales comp and adding 9 net new stores year over year.

•
Selling, general and administrative expenses ("SG&A") were $73.2 million, up $3.7 million from $69.4 million last year. Of this increase, $2.4 million was attributable to the combination of a legal provision and non-cash store asset impairment charges. Excluding these items, SG&A increased $1.4 million, primarily due to increased store payroll dollars associated with 9 net new stores and minimum wage increases, which offset expense reductions in other areas.

•
Operating loss was $1.7 million, or 0.7% of net sales, compared to operating income of $3.2 million, or 1.3% of net sales, last year. The 200 basis point decrease in our operating results was primarily attributable to lower gross profit and increased SG&A, as noted above.

•
Income tax benefit was $0.3 million, or 16.3% of pre-tax loss, compared to income tax expense of $1.4 million, or 43.3% of pre-tax income, last year. This tax benefit was attributable to a $0.4 million discrete income tax impact related to restricted stock and stock option expirations during fiscal 2016.

•	Net loss was $1.3 million, or $0.05 per share, compared to net income of $1.8 million, or $0.06 per diluted share, last year.

Balance Sheet and Liquidity
As of July 30, 2016, the Company had $96 million of cash and marketable securities, and no debt outstanding under its revolving credit facility compared to $77 million of cash and marketable securities and no debt, respectively, as of August 1, 2015.

Third Quarter 2016 Outlook
The Company expects third quarter comparable store sales to be in the range of flat to -4%, operating income to be in the range from $3.5 million to $6.5 million, and earnings per share results to be in the range from $0.07 to $0.13. This assumes an anticipated effective tax rate of approximately 40% and weighted average diluted shares of 28.5 million.

Conference Call Information
A conference call to discuss the financial results is scheduled for today, August 24, 2016, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until September 7, 2016, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 13642630. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tillys is headquartered in Southern California and, as of August 24, 2016, operated 225 stores and its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 30, 2016, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value and per share data)
(unaudited)

	July 30, 2016	January 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$56,466	$51,020
Marketable securities	39,926	49,932
Receivables	8,940	5,397
Merchandise inventories	76,820	51,357
Prepaid expenses and other current assets	15,022	12,968
Total current assets	197,174	170,674
Property and equipment, net	97,424	99,026
Other assets	1,367	1,051
Total assets	$295,965	$270,751
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,408	$16,022
Accrued expenses	22,319	18,901
Deferred revenue	6,340	8,174
Accrued compensation and benefits	6,755	5,751
Current portion of deferred rent	6,237	6,106
Current portion of capital lease obligation	885	858
Total current liabilities	83,944	55,812
Long-term portion of deferred rent	38,365	40,891
Long-term portion of capital lease obligation	386	835
Total long-term liabilities	38,751	41,726
Total liabilities	122,695	97,538
Stockholders’ equity:
Common stock (Class A), $0.001 par value; July 30, 2016 - 100,000 shares authorized, 12,479 shares issued and outstanding; January 30, 2016 - 100,000 shares authorized, 12,305 shares issued and outstanding	12	12
Common stock (Class B), $0.001 par value; July 30, 2016 - 35,000 shares authorized, 16,069 shares issued and outstanding; January 30, 2016 - 35,000 shares authorized, 16,169 shares issued and outstanding	16	16
Preferred stock, $0.001 par value; July 30, 2016 and January 30, 2016 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	134,910	133,550
Retained earnings	38,301	39,613
Accumulated other comprehensive income	31	22
Total stockholders’ equity	173,270	173,213
Total liabilities and stockholders’ equity	$295,965	$270,751

Tilly’s, Inc.
Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net sales	$136,412	$130,023	$256,630	$250,213
Cost of goods sold (includes buying, distribution, and occupancy costs)	97,575	93,427	185,206	177,565
Gross profit	38,837	36,596	71,424	72,648
Selling, general and administrative expenses	36,605	35,492	73,159	69,415
Operating income (loss)	2,232	1,104	(1,735)	3,233
Other income, net	91	10	167	18
Income (Loss) before income taxes	2,323	1,114	(1,568)	3,251
Income tax expense (benefit)	890	554	(256)	1,409
Net income (loss)	$1,433	$560	$(1,312)	$1,842
Basic earnings (loss) per share of Class A and Class B common stock	$0.05	$0.02	$(0.05)	$0.07
Diluted earnings (loss) per share of Class A and Class B common stock	$0.05	$0.02	$(0.05)	$0.06
Weighted average basic shares outstanding	28,462	28,333	28,443	28,253
Weighted average diluted shares outstanding	28,466	28,426	28,443	28,403

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	July 30, 2016	August 1, 2015
Cash flows from operating activities
Net (loss) income	$(1,312)	$1,842
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	11,650	11,260
Stock-based compensation expense	1,459	2,301
Impairment of assets	1,523	367
(Gain) Loss on disposal of assets	(16)	67
Gain on sales and maturities of marketable securities	(106)	(65)
Deferred income taxes	(226)	(147)
Excess tax benefit from stock-based compensation	—	(95)
Changes in operating assets and liabilities:
Receivables	(3,543)	(6,702)
Merchandise inventories	(25,463)	(28,416)
Prepaid expenses and other assets	(2,150)	(877)
Accounts payable	25,100	15,928
Accrued expenses	2,521	6,149
Accrued compensation and benefits	1,004	411
Deferred rent	(2,395)	353
Deferred revenue	(1,834)	(1,769)
Net cash provided by operating activities	6,212	607
Cash flows from investing activities
Purchase of property and equipment	(10,415)	(11,481)
Proceeds from sale of property and equipment	43	—
Purchases of marketable securities	(39,873)	(19,982)
Maturities of marketable securities	50,000	30,000
Net cash used in investing activities	(245)	(1,463)
Cash flows from financing activities
Proceeds from exercise of stock options	—	3,094
Payment of capital lease obligation	(422)	(397)
Taxes paid in lieu of shares issued for stock-based compensation	(99)	—
Excess tax benefit from stock-based compensation	—	95
Net cash (used in) provided by financing activities	(521)	2,792
Change in cash and cash equivalents	5,446	1,936
Cash and cash equivalents, beginning of period	51,020	49,789
Cash and cash equivalents, end of period	$56,466	$51,725

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beg of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2015 Q2	213	3	—	216	1,655
2015 Q3	216	4	—	220	1,681
2015 Q4	220	6	2	224	1,704
2016 Q1	224	—	—	224	1,704
2016 Q2	224	2	1	225	1,713

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com